Exhibit 3.2

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “BLUE BIRD CORPORATION”, FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF FEBRUARY, A.D. 2015, AT 12:21 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	Jeffrey W. Bullock, Secretary of State
5403756 8100	AUTHENTICATION:	2144578
150249665	DATE:	02-24-15
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:19 PM 02/24/2015
FILED 12:21 PM 02/24/2015
SRV 150249665 - 5403756 FILE

CERTIFICATE OF DESIGNATIONS,

PREFERENCES, RIGHTS AND LIMITATIONS

OF

7.625% SERIES A CONVERTIBLE CUMULATIVE PREFERRED STOCK

OF

BLUE BIRD CORPORATION

(formerly known as Hennessy Capital Acquisition Corp.)

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

BLUE BIRD CORPORATION (formerly known as Hennessy Capital Acquisition Corp.), a Delaware corporation (the “Company”), certifies that pursuant to the authority contained in Article IV, Section 4.2 of its Second Amended and Restated Certificate of Incorporation, as amended (the “Amended and Restated Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of the Company has adopted the following resolution on February 24, 2015, creating a series of preferred stock, par value $0.0001 per share, of the Company designated as 7.625% Series A Convertible Preferred Stock, which resolution remains in full force and effect on the date hereof:

RESOLVED, that a series of preferred stock, par value $0.0001 per share, of the Company be, and hereby is, created, and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof are as follows:

(1) Designation and Amount; Ranking.

(a) There shall be created from the 10,000,000 shares of preferred stock, par value $0.0001 per share, of the Company authorized to be issued pursuant to the Amended and Restated Certificate of Incorporation, a series of preferred stock, designated as “7.625% Series A Convertible Cumulative Preferred Stock” par value $0.0001 per share (the “Preferred Stock”), and the authorized number of shares of Preferred Stock shall be 2,000,000. Shares of Preferred Stock that are purchased or otherwise acquired by the Company, or that are converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock.

(b) The Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, ranks: (i) senior to all Junior Stock; (ii) on a parity with all Parity Stock; and (iii) junior to all Senior Stock, in each case as provided more fully herein.

(2) Definitions. As used herein, the following terms shall have the following meanings:

(a) “Accumulated Dividends” shall mean, with respect to any share of Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends, whether or not declared, on such share from the Issue Date until the most recent Dividend Payment Date on or prior to such date. There shall be no Accumulated Dividends with respect to any share of Preferred Stock prior to the Issue Date. For the avoidance of doubt, dividends that have been paid in Preferred Stock or Common Stock shall not be included in Accumulated Dividends.

(b) “Affiliate” shall have the meaning ascribed to it, on the date hereof, under Rule 144 of the Securities Act.

(c) “Approved Stock Plan” shall mean any employee benefit plan which has been approved by the Board and the Company’s stockholders, pursuant to which the Company’s securities may be issued to any employee, officer, consultant or director for services provided to the Company.

(d) “Base Conversion Price” shall mean an amount equal to the product of (x) the average Weighted Average Price for the Common Stock during the 20 consecutive Trading Days immediately preceding the Issue Date, multiplied by (y) 1.175; provided, that if such product is greater than $11.75, it shall be deemed to equal $11.75.

(e) “Beneficial Ownership Limitation” shall mean, with respect to any Holder, 9.99% of the number of shares of Common Stock outstanding after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by such Holder.

(f) “Bloomberg” shall mean Bloomberg Financial Markets.

(g) “Board” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action, except that for purposes of the definition of “Fundamental Change,” the Board shall refer to the full Board of Directors.

(h) “Business Day” shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

(i) “Capital Stock” shall mean, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

(j) “close of business” shall mean 5:00 p.m. (New York City time).

(k) “Closing Sale Price” of the Common Stock on any date shall mean the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) of the Common Stock on such date as reported on the NASDAQ Capital Market or, if the Common Stock is not listed on the NASDAQ Capital Market, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then listed, quoted or admitted for trading. In the absence of such a quotation, the Closing Sale Price shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

(l) “Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company, subject to Section 8(i).

(m) “Conversion Agent” shall have the meaning set forth in Section 14(a).

(n) “Conversion Cap” shall have the meaning set forth in Section 8(a).

(o) “Conversion Date” shall have the meaning specified in Section 8(b).

(p) “Conversion Price” shall mean, at any time, the Liquidation Preference divided by the Conversion Rate in effect at such time.

(q) “Conversion Rate” shall have the meaning specified in Section 8(a).

(r) “Convertible Securities” shall mean any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock, including the Company’s warrants.

(s) “Dividend Payment Date” shall mean March 15, June 15, September 15 and December 15 of each year, commencing on the first such date after the date of the first issuance of the Preferred Stock.

(t) “Dividend Rate” shall mean the rate per annum of 7.625% per share of Preferred Stock on the Liquidation Preference.

(u) “Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the February 15, May 15, August 15 or November 15, as the case may be, immediately preceding such Dividend Payment Date.

(v) “Dividends” shall have the meaning specified in Section 3(a).

(w) “Effective Date” shall mean the date on which a Fundamental Change event occurs or becomes effective, except that, as used in Section 8(d), Effective Date shall mean the first date on which the shares of the Common Stock trade on the applicable exchange or market, regular way, reflecting the relevant share split or share combination, as applicable.

(x) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(y) “Excluded Securities” shall mean any Common Stock issued or issuable (i) in connection with any Approved Stock Plan; (ii) upon conversion or redemption of the Preferred

Stock; or (ii) upon exercise of any Options or Convertible Securities which are outstanding on the Issue Date; provided, that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Issue Date.

(z) “Ex-Date,” when used with respect to any issuance, dividend or distribution on the Common Stock, shall mean the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution from the Company or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

(aa) “Final Mandatory Conversion Period” shall have the meaning specified in Section 9(c).

(bb) “First Mandatory Conversion Period” shall have the meaning specified in Section 9(a).

(cc) “First Mandatory Conversion Premium” shall have the meaning specified in Section 9(a).

(dd) “Fundamental Change” shall be deemed to have occurred at any time after the Preferred Stock is originally issued if any of the following occurs:

(i)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than any of the Company or Traxis or any of their respective Affiliates or Subsidiaries, and the employee benefit plans of the Company and its Subsidiaries, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the voting power in the aggregate of all classes of Capital Stock then outstanding entitled to vote generally in elections of the Board;

(ii)	the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (other than any conversion into, or exchange for, stock, other securities or other property or assets of Traxis or any of its Affiliates); (B) any share exchange, consolidation or merger of the Company with any Person (other than any of the Company’s Subsidiaries or Traxis or any of their respective Affiliates) pursuant to which the Common Stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, including pursuant to a merger transaction, to any Person (other than one of the Company’s Subsidiaries or Traxis or any of their respective Affiliates); provided, however, that any merger solely for the purpose of changing the Company’s jurisdiction of incorporation, and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity, shall not be a Fundamental Change;

(iii)	a transaction between Traxis or its Affiliates, on the one hand, and the holders of Common Stock (other than Traxis and such Affiliates), on the other hand, that constitutes a “Rule 13e-3 Transaction” (as defined in Rule 13e-3 of the Exchange Act) in which all holders of Common Stock (other than Traxis and such Affiliates) are offered the opportunity to exchange all of their shares of Common Stock for consideration consisting solely of cash; or

(iv)	the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

provided, however, that a transaction or transactions described in clause (i) or (ii) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the common stockholders of the Company, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock and as a result of such transaction or transactions the Preferred Stock becomes convertible into such consideration pursuant to the terms hereof.

(ee) “Fundamental Change Additional Shares” shall mean, in respect of a Fundamental Change, such number of shares as is set forth under the Acquisition Price Per Share applicable to such Fundamental Change, and beside the date indicating the last day of the 12-month period in which the Effective Date of such Fundamental Change occurred, on Annex A hereto.

(ff) “Fundamental Change Notice” shall have the meaning specified in Section 5(a).

(gg) “Holder” or “holder” shall mean a holder of record of the Preferred Stock.

(hh) “Issue Date” shall mean February 24, 2015, the original date of issuance of the Preferred Stock.

(ii) “Junior Stock” shall mean Common Stock and any class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank junior to the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(jj) “Liquidation Preference” shall mean $100.00 per share of Preferred Stock.

(kk) “Mandatory Conversion Date” shall have the meaning specified in Section 9(d).

(ll) “Material Change” shall mean any change (i) expediting the commencement of the First Mandatory Conversion Period, the Second Mandatory Conversion Period or the Final

Mandatory Conversion Period, (ii) reducing the First Mandatory Conversion Premium, the Second Mandatory Conversion Premium, the Dividend Rate or the Liquidation Preference, (iii) increasing the Base Conversion Price or (iv) any change that impairs the Seven-Year Holder Conversion Right.

(mm) “Officer” shall mean the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company.

(nn) “Officers’ Certificate” shall mean a certificate signed by two Officers.

(oo) “open of business” shall mean 9:00 a.m. (New York City time).

(pp) “Options” shall mean any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(qq) “Outstanding” shall mean, when used with respect to Preferred Stock, as of any date of determination, all Preferred Stock theretofore authenticated and delivered under this Certificate of Designation, except shares of Preferred Stock as to which any property deliverable upon conversion thereof has been delivered and required to be cancelled pursuant to Sections 5, 8 or 9.

(rr) “Parity Stock” shall mean any class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights, and/or rights upon the liquidation, winding-up or dissolution of the Company and/or voting rights.

(ss) “Paying Agent” shall have the meaning set forth in Section 14(a).

(tt) “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(uu) “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock or the Preferred Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock or the Preferred Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock or the Preferred Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board, statute, contract or otherwise).

(vv) “Reference Property” shall have the meaning specified in Section 8(i).

(ww) “Registrar” shall have the meaning set forth in Section 12.

(xx) “Reorganization Event” shall have the meaning specified in Section 8(i).

(yy) “Required Holders” means any Holder that acquired the Preferred Stock on the Issue Date (solely for the purposes of this definition, treating any Holder and its Affiliates that are Holders as a singular Holder) that, as of any time, continues to own at least 14.99% of the shares of Preferred Stock Outstanding at such time.

(zz) “Resale Restriction Termination Date” shall have the meaning specified in Section 13(a).

(aaa) “Restricted Securities” shall have the meaning specified in Section 13(a).

(bbb) “Rule 144” shall mean Rule 144 as promulgated under the Securities Act

(ccc) “SEC” or “Commission” shall mean the Securities and Exchange Commission.

(ddd) “Second Mandatory Conversion Period” shall have the meaning specified in Section 9(b).

(eee) “Second Mandatory Conversion Premium” shall have the meaning specified in Section 9(b).

(fff) “Securities Act” shall mean the Securities Act of 1933, as amended.

(ggg) “Senior Stock” shall mean any class of the Company’s Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights and/or rights upon the liquidation, winding-up or dissolution of the Company.

(hhh) “Seven-Year Holder Conversion Right” shall have the meaning specified in Section 8(a).

(iii) “Shareholder Approval” shall mean all approvals, if any, of the shareholders of the Company necessary for purposes of Nasdaq Rule 5635 or the terms hereof, including without limitation, to approve (i) the conversion of the Preferred Stock into shares of Common Stock, (ii) the voting rights of the Preferred Stock, and (iii) the payment of additional Preferred Stock or Common Stock as Dividends.

(jjj) “Special Dividend Withholding Tax” shall mean the withholding taxes related to the Special Dividend, as such term is used in that certain Credit Agreement, dated as of June 27, 2014, among the Company, certain of its Subsidiaries, the Lenders party thereto and Societe Generale, as Administrative Agent, which are not to exceed $2,000,000 in the aggregate.

(kkk) “Spin-Off” shall have the meaning specified in Section 8(d)(iii).

(lll) “Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

(mmm) “Trading Day” shall mean a day during which trading in the Common Stock generally occurs on the NASDAQ Capital Market or, if the Common Stock is not listed on the NASDAQ Capital Market, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or traded, Trading Day means a Business Day.

(nnn) “Transfer Agent” shall have the meaning set forth in Section 12.

(ooo) “Traxis” shall mean The Traxis Group, B.V., a limited liability company formed under the laws of The Netherlands.

(ppp) “Weighted Average Price” shall mean for any security as of any Trading Day, the per share volume-weighted average price for such security as displayed under the heading “Bloomberg VWAP” on Bloomberg page Ticker <HCAC> VWAP (or its equivalent successor if such page is not available) in respect of the period from 9:30:01 a.m. to 4:00:00 p.m., New York City time, on such Trading Day or, if no weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and a majority of the Holders. All such determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

(3) Dividends.

(a) Holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board out of funds of the Company legally available for payment, cumulative dividends at the Dividend Rate (“Dividends”). Dividends on the Preferred Stock shall be paid quarterly in arrears at the Dividend Rate in cash or, at the election of the Company, subject to receipt of any necessary Shareholder Approval (to the extent necessary), in Preferred Stock or Common Stock as provided pursuant to Section 4. For the avoidance of doubt, unless prohibited by applicable law, (i) the Board shall not fail to declare such Dividends on Preferred Stock and (ii) notwithstanding anything contained herein to the contrary, dividends on the Preferred Stock shall accrue for all fiscal periods during which the Preferred Stock is outstanding, regardless of whether the Company has earnings in any such period, whether there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Dividends shall be payable in arrears on each Dividend Payment Date to the holders of record of Preferred Stock as they appear on the Company’s stock register at the close of business on the relevant Dividend Record Date. Dividends payable for any period less than a full quarterly Dividend period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b) No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any Outstanding share of the Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum has been set apart for the payment of such dividend, upon all Outstanding shares of Preferred Stock.

(c) No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by the Company or on behalf of the Company (except by (i) conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash solely in lieu of fractional shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Parity Stock), (ii) payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority) and (iii) the payment of the Special Dividend Withholding Tax), unless all Accumulated Dividends (as of the date of such declaration, payment, redemption, purchase or acquisition) shall have been or contemporaneously are declared and paid in cash. Further, no Dividends or other distributions (other than a dividend or distribution payable solely in shares of Junior Stock and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Junior Stock (except payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority) and the payment of the Special Dividend Withholding Tax) unless the payment of the dividend in respect of the Preferred Stock for the most recent dividend period ending on or prior to the date of such declaration or payment has been declared and paid in cash or declared and a sum of cash sufficient for the payment thereof set aside for such payment. Notwithstanding the foregoing, if full dividends have not been paid on the Preferred Stock and any Parity Stock, dividends may be declared and paid on the Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Preferred Stock and such Parity Stock bear to each other at the time of declaration.

(d) Holders of shares of Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends (it being understood that this Section 3(d) shall not limit the Company’s obligations pursuant to Section 3(a)).

(e) If any Dividend Payment Date falls on a day that is not a Business Day, the required payment will be on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate as the case may be, in respect of the delay.

(f) The holders of shares of Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares in accordance with Sections 8 or 9 following such Dividend Record Date or the Company’s default in payment of the dividend due on such Dividend Payment Date. In the case of conversion of shares of Preferred Stock pursuant to Section 5 following the close of business on a Dividend Record Date but prior to the corresponding Dividend Payment Date, the holders of such shares shall not be entitled to receive the corresponding dividend payment following conversion (it being understood that the value thereof is included in the conversion terms set forth in Section 5).

(g) Notwithstanding anything herein to the contrary, to the extent that any Holder’s right to participate in any Dividend would result in the Holder exceeding the Beneficial Ownership Limitation, then the rights appurtenant to such Dividend to which such Holder is entitled pursuant hereto shall be limited to the same extent provided in Section 11 hereof.

(h) Except as provided in Section 8, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of Preferred Stock or for dividends on the shares of Common Stock issued upon conversion.

(4) Method of Payment of Dividends.

(a) Subject to the restrictions set forth herein, the Company may elect to pay any dividend on the Preferred Stock: (i) in cash; (ii) by delivery of shares of Preferred Stock; (iii) by delivery of shares of Common Stock; or (iv) through any combination of cash, Preferred Stock and/or Common Stock.

(b) If the Company elects to make a dividend payment, or any portion thereof, in shares of Preferred Stock, the number of shares deliverable shall be equal to the quotient of (i) the cash amount of such dividend payment that would apply if no payment were to be made in Preferred Stock, or such portion, divided by (ii) $100.00 (as equitably adjusted by the Board to the extent necessary for any stock splits, combinations or like transactions).

(c) If the Company elects to make a dividend payment, or any portion thereof, in shares of Common Stock, the number of shares deliverable shall be (i) the cash amount of such dividend payment that would apply if no payment were to be made in Common Stock, or such portion, divided by (ii) the product of (x) the Weighted Average Price of the Common Stock for each of the 10 consecutive Trading Days ending on the second Trading Day immediately preceding such Dividend Payment Date (as equitably adjusted by the Board to the extent necessary for any stock splits, combinations or like transactions); multiplied by (y) 0.95; provided, that at least 2 Trading Days prior to the beginning of the averaging period described in (ii)(x) above, the Company shall provide written notice of such election to the Holder.

(d) The Company shall make each dividend payment on the Preferred Stock in cash, except to the extent the Company elects to make all or any portion of such payment in shares of the Preferred Stock or Common Stock (or any combination thereof) as set forth above. The Company shall give Holders notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in Preferred Stock or Common Stock no later than 12 Trading Days prior to the Dividend Payment Date for such dividend.

(5) Conversion Upon a Fundamental Change.

(a) The Company must give notice (a “Fundamental Change Notice”) of each Fundamental Change to all Holders of the Preferred Stock no later than 10 Business Days prior to the anticipated Effective Date (determined in good faith by the Board) of the Fundamental Change or, if not practicable because the Company is unaware of the Fundamental Change, as soon as reasonably practicable but in any event no later than 1 Business Day after the Company becomes aware of such Fundamental Change.

(b) Within 15 days following the Effective Date of such Fundamental Change, each Outstanding share of Preferred Stock (for this purpose, adding any and all accumulated and unpaid dividends as if paid in Preferred Stock in accordance with the terms hereof which Preferred Stock shall be deemed for this purpose to be Outstanding) shall (subject to the limitations set forth in Section 11), at the election of the Holder thereof pursuant to the delivery of a Notice of Conversion, be converted into a number of shares of Common Stock equal to the greater of (i) the sum of the Conversion Rate on the Effective Date of such Fundamental Change plus the Fundamental Change Additional Shares and (ii) the quotient of (x) the Liquidation Preference, divided by (y) the greater of (A) the applicable Holder Stock Price and (B) 66 2/3% of the Closing Sale Price of the Common Stock on the Issue Date (it being understood that for purposes of this Section 5(b), the Closing Sale Price shall be adjusted proportionally in the event of any stock split, stock dividend, issuance of rights, options or warrants or other event that would result in an adjustment to the Conversion Right pursuant to Section 8(d)). Notwithstanding anything contained herein to the contrary, prior to the receipt of Shareholder Approval, shares of Preferred Stock shall not be convertible pursuant to this Section 5 in the aggregate into more than the Conversion Cap. As used herein, “Holder Stock Price” means (i) in the case of a Fundamental Change in which the Holders of Common Stock will receive only cash consideration, the price to be paid (or deemed paid) per share of Common Stock in such transaction and (ii) in all other cases, the average Closing Sale Price of the Common Stock on the 10 consecutive Trading Days immediately preceding the Effective Date of the Fundamental Change.

(c) The Fundamental Change Notice shall be given by first-class mail to each record holder of shares of Preferred Stock, at such Holder’s address as the same appears on the books of the Company. Each such notice shall state (i) the anticipated Effective Date and (ii) that dividends on the Preferred Stock to be converted will cease to accrue on the date immediately preceding the Effective Date of the Fundamental Change.

(d) Whenever any provision of this Certificate of Designations requires the Company to calculate the Weighted Average Price or Closing Sale Price for purposes of a Fundamental Change over a span of multiple days, the Board shall make appropriate adjustments to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Record Date of the event occurs, at any time during the period when such Weighted Average Prices or Closing Sale Prices are to be calculated.

(6) Voting. The shares of Preferred Stock shall have no voting rights except as set forth in this Section 6 or otherwise required by Delaware law. So long as any shares of Preferred Stock remain Outstanding, unless a greater percentage shall then be required by law, the Company shall not, without the affirmative vote or consent of (a) the Holders of at least 50.1% of the shares of Preferred Stock Outstanding at the time, voting together as a single class with all series of Parity Stock upon which similar voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting, amend, alter or repeal the provisions of the Amended and Restated Certificate of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting powers of the shares of Preferred Stock; provided, however, that so long as any shares of Preferred Stock remain Outstanding with the terms thereof materially unchanged, such amendment, alteration or repeal shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of Holders of the shares of Preferred Stock and, provided further, that any increase in the amount of authorized preferred stock (including additional Preferred Stock) or the creation or issuance of any additional shares of Preferred Stock or other series of preferred stock, or any increase in the amount of authorized shares of such series, in each case of Parity Stock or Junior Stock, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of Holders of shares of Preferred Stock specified herein and (b) the Required Holders, given in person or by proxy, either in writing or at a meeting, amend, alter or repeal the provisions of the Amended and Restated Certificate of Incorporation, whether by merger, consolidation or otherwise, so as to effect a Material Change.

(7) Liquidation Rights.

(a) In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Holder of shares of Preferred Stock shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders the Liquidation Preference plus all accumulated and unpaid dividends in respect of the Preferred Stock (whether or not declared) to the date fixed for liquidation, winding-up or dissolution in preference to the holders of, and before any payment or distribution is made on, any Junior Stock, including, without limitation, the Common Stock.

(b) Neither the sale (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of the Company) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 7.

(c) After the payment to the Holders of the shares of Preferred Stock of full preferential amounts provided for in this Section 7, the Holders of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

(d) In the event the assets of the Company available for distribution to the Holders of shares of Preferred Stock and holders of shares of Parity Stock upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to this Section 7, no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which holders of all Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

(8) Conversion.

(a) Each Holder of Preferred Stock shall have the right at any time, at its option, to convert, subject to the terms and provisions of this Section 8, any or all of such Holder’s shares of Preferred Stock into Common Stock at a conversion rate equal to the quotient of (i) the Liquidation Preference; divided by (ii) the Base Conversion Price (subject to adjustment as provided in this Section 8, the “Conversion Rate”) per share of Preferred Stock (subject to the limitations set forth in Section 11). Notwithstanding the foregoing, but subject to the Conversion Cap, each Holder of Preferred Stock shall have the right (the “Seven-Year Holder Conversion Right”) at any time after the seven-year anniversary of the Issue Date, if the then-current Conversion Price exceeds the Weighted Average Price for the Common Stock during any 10 consecutive Trading Days, at its option by delivery of a Notice of Conversion in accordance with Section 8(b) below no later than 5 Business Days following such 10th consecutive Trading Day, to convert any or all of such Holder’s shares of Preferred Stock into, at the Company’s sole discretion, either Common Stock, cash or a combination of Common Stock and cash; provided, that the Company shall provide such converting Holder notice of its election within 2 Trading Days of receipt of the Notice of Conversion; provided further, that in the event the Company elects to issue Common Stock for all or a portion of such conversion, the “Conversion Rate” for such conversion (subject to the limitations set forth in Section 11) shall mean the quotient of the Liquidation Preference divided by the average Weighted Average Price for the Common Stock during the 20 consecutive Trading Days commencing on the Trading Day immediately following the Trading Day on which the Company provided such notice. If the Company does not elect a settlement method prior to the deadline set forth, the Company shall be deemed to have elected to settle the conversion entirely in Common Stock. Notwithstanding anything to the contrary herein, prior to the receipt of Shareholder Approval, shares of Preferred Stock shall not be converted pursuant to this Section 8 in the aggregate into more than 19.99% of the shares of Common Stock outstanding on the Issue Date (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) (such limitation, the “Conversion Cap”). Upon conversion of any share of Preferred Stock, the Company shall deliver to the converting Holder, in respect of each share of Preferred Stock being converted, a number of shares of Common Stock equal to the Conversion Rate, together with a cash payment in lieu of any fractional share of Common Stock in accordance with Section 10, on the third Business Day immediately following the relevant Conversion Date; provided, that upon any Holder’s election to convert any share or shares of Preferred Stock pursuant to the second sentence of this Section 8(a), the Company shall have the option to deliver the applicable conversion value (or any portion thereof) in cash in lieu of shares of Common Stock, after providing such Holder at least 2 Business Days’ prior written notice of its election pursuant to this proviso; provided further, that any such payment in cash in lieu of shares of Common Stock shall be made in an amount equal to the Liquidation Preference for every whole share of Preferred Stock so converted; provided further, that if the conversion value consists (x) solely of cash, then the Company shall deliver such cash payment to the Holder no later than 3 Trading Days from the receipt of the Notice of Conversion or (y) partially of cash, then the Company shall deliver such cash payment to the Holder simultaneously with the delivery of the Common Stock included in the conversion value.

(b) Before any Holder shall be entitled to convert a share of Preferred Stock as set forth above, such Holder shall (1) manually sign and deliver an irrevocable notice to the office of the Conversion Agent as set forth in the Form of Notice of Conversion (or a facsimile thereof) in the form included in Exhibit A hereto (a “Notice of Conversion”) and state in writing therein the number of shares of Preferred Stock to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock, if any, to be delivered and registered, (2) surrender such shares of Preferred Stock, at the office of the Conversion Agent and (3) if required, furnish appropriate endorsements and transfer documents. The Conversion Agent shall notify the Company of any pending conversion pursuant to this Section 8 on the Conversion Date for such conversion. The date on which a Holder complies with the procedures in this clause (b) is the “Conversion Date.” If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of shares of Common Stock to be delivered upon conversion of such shares of Preferred Stock shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

(c) Immediately prior to the close of business on the Conversion Date with respect to a conversion, a converting Holder of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such Holder’s Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock, if any, shall not then be actually delivered to such Holder. On the date of any conversion, all rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, excepting only the rights of holders thereof (x) pursuant to Section 3(f) and (y) to (i) receive certificates for the number of whole shares of Common Stock, if any, into which such shares of Preferred Stock have been converted (with a cash payment in lieu of any fractional share of Common Stock in accordance with Section 10); and (ii) exercise the rights to which they are thereafter entitled as holders of Common Stock, if any.

(d) The Conversion Rate shall be adjusted, without duplication, upon the occurrence of any of the following events:

(i)	If the Company exclusively issues shares of Common Stock as a dividend or distribution on all shares of its Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as the case may be;

CR1	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date of such share split or share combination, as the case may be;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as the case may be; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this Section 8(d)(i) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this Section 8(d)(i) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(ii)	If the Company distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period expiring not more than 60 days immediately following the announcement date of such distribution, to purchase or subscribe for shares of its Common Stock at a price per share that is less than the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such distribution;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution.

Any increase made under this Section 8(d)(ii) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the Record Date for such distribution. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted, effective as of the date of such expiration, to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased, effective as of the date the Board determines not to make such distribution, to be the Conversion Rate that would then be in effect if such Record Date for such distribution had not occurred. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate shall not be adjusted until the triggering events occur.

For purposes of this Section 8(d)(ii), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board.

(iii)	If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets, securities or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of Common Stock, excluding (a) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 8(d)(i) or Section 8(d)(ii), (b) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to (or a cash amount paid pursuant to the last paragraph of) Section 8(d)(iv) and (c) Spin-Offs as to which the provisions set forth below in this Section 8(d)(iii) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets, securities or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

SP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV	=	the fair market value as of the Record Date for such distribution (as determined by the Board) of the Distributed Property with respect to each outstanding share of the Common Stock.

Any increase made under the portion of this Section 8(d)(iii) above shall become effective immediately after the close of business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased, effective as of the date the Board determines not to pay the distribution, to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of Preferred Stock shall receive, for each share of Preferred Stock, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of Distributed Property that such Holder would have received as if such Holder owned a number of shares of Common Stock equal to the Conversion Rate (determined without regard to the Conversion Cap or Beneficial Ownership Limitation) in effect on the Record Date for the distribution.

With respect to an adjustment pursuant to this Section 8(d)(iii) where there has been a payment of a dividend or other distribution on the Common Stock consisting solely of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company where such Capital Stock or similar equity interest is, or will be when issued, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

FMV	=	the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and

MP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.

The adjustment to the Conversion Rate under the preceding paragraph shall become effective at the close of business on the 10th Trading Day immediately following,

and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days following, and including, the Ex-Date of any Spin-Off, references within the portion of this Section 8(d)(iii) related to Spin-Offs to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Ex-Date of such Spin-Off and the relevant Conversion Date.

(iv)	If any cash dividend or distribution (not including the payment of the Special Dividend Withholding Tax) is made to all or substantially all holders of the Common Stock, excluding any consideration payable in connection with a tender or exchange offer made by the Company or any of its Subsidiaries, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such dividend or distribution; and

C	=	the amount in cash per share of Common Stock the Company distributes to all or substantially all holders of its Common Stock.

Any increase pursuant to this Section 8(d)(iv) shall become effective immediately after the close of business on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board determines not to pay or make such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of Preferred Stock shall receive, for each share of Preferred Stock, at the same time and upon the same terms as holders of the Common Stock, the amount of cash that such

Holder would have received as if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution (determined without regard to the Conversion Cap or Beneficial Ownership Limitation).

(v)	If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock and the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Closing Sale Price of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1	=	the Conversion Rate in effect immediately after the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under this Section 8(d)(v) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the date that any such tender or exchange offer expires, references within this Section 8(d)(v) to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant Conversion Date.

In the event that the Company or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(vi)	All calculations and other determinations under this Section 8(d) shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share. Notwithstanding anything herein to the contrary, no adjustment under this Section 8(d) shall be made to the Conversion Rate unless such adjustment would result in a change of at least 1% in the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a change of at least 1% in such Conversion Rate; provided, however, that the Company shall make such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) on December 31 of each calendar year, (b) on the Conversion Date for any conversions of Preferred Stock, (c) upon the occurrence of a Fundamental Change and (d) in the event that the Company exercises its mandatory conversion right pursuant to Section 9. No adjustment to the Conversion Rate shall be made if it results in a Conversion Price that is less than the par value (if any) of the Common Stock.

(vii)

In addition to those adjustments required by clauses (i), (ii), (iii), (iv) and (v) of this Section 8(d), and to the extent permitted by applicable law and subject to the applicable rules of the NASDAQ Stock Market, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days or any longer period permitted or required by law if the increase is irrevocable during that period and the Board determines that such increase would be in the Company’s best interest. In addition, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Conversion Rate is increased pursuant to any of the preceding two sentences, the Company shall mail to the Holder of each share of Preferred Stock at its last address appearing on the stock register of the Company a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(viii)	For purposes of this Section 8(d), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(e) Notwithstanding anything to the contrary in Section 8(d), no adjustment to the Conversion Rate shall be made with respect to any transaction described in Section 8(d)(i) through Section 8(d)(iv) if the Company makes provision for each Holder of the Preferred Stock to participate in such transaction, at the same time as holders of the Common Stock, without conversion, as if such Holder held a number of shares of Common Stock equal to the Conversion Rate in effect on the Record Date or Effective Date, as the case may be, for such transaction, multiplied by the number of shares of Preferred Stock held by such Holder (determined without regard to the Conversion Cap or Beneficial Ownership Limitation). No adjustment to the Conversion Rate shall be made with respect to any transaction described in Section 8(d)(v) if the Company makes provision for each Holder of the Preferred Stock to participate in such transaction, at the same time as holders of the Common Stock as if such Holder held a number of shares of Common Stock equal to the Conversion Rate in effect on the Record Date or Effective Date, as the case may be, for such transaction, multiplied by the number of shares of Preferred Stock held by such Holder (determined without regard to the Conversion Cap or Beneficial Ownership Limitation).

(f) Notwithstanding anything to the contrary herein, no adjustment to the Conversion Rate shall be made pursuant to this Section 8 in respect of the issuance of any Excluded Securities.

(g) If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive an extraordinary dividend or other distribution, and shall thereafter (and before the extraordinary dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such extraordinary dividend or distribution, then thereafter no adjustment in the Conversion Rate then in effect shall be required by reason of the taking of such record.

(h) Upon any increase in the Conversion Rate, the Company shall deliver to each Holder, as promptly as practicable, a certificate signed by an authorized officer of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased Conversion Rate then in effect following such adjustment.

(i) In the case of:

(i)	any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),

(ii)	any consolidation, merger or combination involving the Company,

(iii)	any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety, or

(iv)	any statutory share exchange,

as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such transaction or event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, the right to convert each share of Preferred Stock shall be changed into a right to convert such share into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (such stock, securities or other property or assets, the “Reference Property”). If the Reorganization Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then the Reference Property into which the Preferred Stock will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. The Company shall notify Holders of such weighted average as soon as practicable after such determination is made. None of the foregoing provisions shall affect the right of a Holder of Preferred Stock to convert its Preferred Stock into shares of Common Stock as set forth in Section 8(a) prior to the effective time of such Reorganization Event. Notwithstanding Section 8(d), no adjustment to the Conversion Rate shall be made for any Reorganization Event to the extent stock, securities or other property or assets become the Reference Property receivable upon conversion of Preferred Stock.

The Company shall provide, by amendment hereto effective upon any such Reorganization Event, for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Section 8. The provisions of this Section 8 shall apply to successive Reorganization Events.

In this Certificate of Designations, if the Common Stock has been replaced by Reference Property as a result of any such Reorganization Event, references to the Common Stock are intended to refer to such Reference Property.

(j) The Company shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock a number of its authorized but unissued shares of Common Stock equal to the aggregate Liquidation Preference divided by the Conversion Price on the Issue Date, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all Outstanding shares of Preferred Stock or the payment or partial payment of dividends declared on Preferred Stock that are payable in Common Stock.

(k) For the avoidance of doubt, the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of the relevant Preferred Stock and the Company shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

(l) Shares of Preferred Stock shall immediately and permanently cease to be subject to the Conversion Cap for purposes of this Section 8 and Sections 5 and 9 upon the receipt of Shareholder Approval. For the avoidance of doubt and notwithstanding anything in the Certificate of Designations to the contrary, the Conversion Cap shall not in any way limit the amounts to accrue or be paid as dividends. Shares of Preferred Stock not convertible as a result of the Conversion Cap shall remain Outstanding and shall become convertible by such Holder or another Holder to the extent the Conversion Cap no longer applies. Notwithstanding the foregoing, the Conversion Cap shall have no effect on any adjustment to the Conversion Rate pursuant to this Section 8.

(m) Notwithstanding Sections 8(d)(ii) and 8(d)(iii), if the Company has a rights plan (including the distribution of rights pursuant thereto to all holders of the Common Stock) in effect while any shares of Preferred Stock remain Outstanding, Holders of Preferred Stock will receive, upon conversion of Preferred Stock, in addition to the Common Stock to which a Holder is entitled, a corresponding number of rights in accordance with the rights plan. If, prior to any conversion, such rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan so that Holders of Preferred Stock would not be entitled to receive any rights in respect of the Common Stock delivered upon conversion of Preferred Stock, the Conversion Rate will be adjusted at the time of separation, as if the Company had distributed to all holders of its Common Stock, shares of Capital Stock, evidences of indebtedness, assets, securities, property, rights, options or warrants as described in Section 8(d)(iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(9) Mandatory Conversion.

(a) During the period on or after the 3-year anniversary of the Issue Date but prior to the 5-year anniversary of the Issue Date (the “First Mandatory Conversion Period”), the Company shall have the right, at its option, to give notice of its election to cause all Outstanding shares of Preferred Stock to be automatically converted into that number of whole shares of Common Stock for each share of Preferred Stock equal to the Conversion Rate in effect on the Mandatory Conversion Date (subject to the limitations set forth in Section 11), with cash in lieu of any fractional share pursuant to Section 10. The Company may exercise its right to cause a mandatory conversion pursuant to this Section 9(a) only if the Weighted Average Price of the Common Stock equals or exceeds 140% (such percentage, the “First Mandatory Conversion Premium”) of the then-current Conversion Price for at least 20 Trading Days (whether or not consecutive) in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on, and including, the Trading Day immediately preceding the Business Day on which the Company issues a press release announcing the mandatory conversion as described in Section 9(d).

(b) During the period on or after the 5-year anniversary of the Issue Date but prior to the 7-year anniversary of the Issue Date (the “Second Mandatory Conversion Period”), the Company shall have the right, at its option, to give notice of its election to cause all Outstanding shares of Preferred Stock to be automatically converted into that number of whole shares of Common Stock for each share of Preferred Stock equal to the Conversion Rate in effect on the Mandatory Conversion Date (subject to the limitations set forth in Section 11), with cash in lieu of any fractional share pursuant to Section 10. The Company may exercise its right to cause a mandatory conversion pursuant to this Section 9 only if the Weighted Average Price of the Common Stock equals or exceeds 115% (such percentage, the “Second Mandatory Conversion Premium”) of the then-current Conversion Price for at least 20 Trading Days (whether or not consecutive) in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on, and including, the Trading Day immediately preceding the Business Day on which the Company issues a press release announcing the mandatory conversion as described in Section 9(d).

(c) On or after the 7-year anniversary of the Issue Date (the “Final Mandatory Conversion Period”), the Company shall have the right, at its option, to give notice of its election to cause all Outstanding shares of Preferred Stock to be automatically converted into that number of whole shares of Common Stock for each share of Preferred Stock equal to the Conversion Rate in effect on the Mandatory Conversion Date (subject to the limitations set forth in Section 11), with cash in lieu of any fractional share pursuant to Section 10. The Company may exercise its right to cause a mandatory conversion pursuant to this Section 9(c) only if the Weighted Average Price of the Common Stock equals or exceeds the Conversion Price for at least 10 consecutive Trading Days, ending on, and including, the Trading Day immediately preceding the Business Day on which the Company issues a press release announcing the mandatory conversion as described in Section 9(d).

(d) To exercise any mandatory conversion right described in Sections 9(a) through 9(c), the Company must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the open of business on the first Trading Day following any date on which the condition described in any of Sections 9(a) through 9(c) is met, announcing such a mandatory conversion. The Company shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the Holders of the Preferred Stock (not later than three Business Days after the date of the press release) of the mandatory conversion announcing the Company’s intention to convert the Preferred Stock. The conversion date will be a date selected by the Company (the “Mandatory Conversion Date”) and will be no fewer than 15 Trading Days, nor more than 20 Trading Days, after the date on which the Company issues the press release described in this Section 9(d). Upon conversion of any Preferred Stock pursuant to this Section 9, the Company shall deliver to the applicable Holder the applicable number of shares of Common Stock, together with any applicable cash payment in lieu of any fractional share of Common Stock, on the third Business Day immediately following the relevant Mandatory Conversion Date.

(e) In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 9 shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock; and (iii) that dividends on the Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.

(f) On and after the Mandatory Conversion Date, dividends shall cease to accrue on the Preferred Stock called for a mandatory conversion pursuant to Section 9 and all rights of Holders of such Preferred Stock shall terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof with a cash payment in lieu of any fractional share of Common Stock in accordance with Section 10. The full amount of any dividend payment with respect to the Preferred Stock called for a mandatory conversion pursuant to Section 9 on a date during the period beginning at the close of business on any Dividend Record Date and ending on the close of business on the corresponding Dividend Payment Date shall be payable on such Dividend Payment Date to the record holder of such share at the close of business on such Dividend Record Date if such share has been converted after such Dividend Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion pursuant to Section 9, no payment or adjustment shall be made upon conversion of Preferred Stock for dividends with respect to the Common Stock issued upon such conversion thereof.

(g) Notwithstanding anything to the contrary in this Section 9, prior to the receipt of Shareholder Approval, shares of Preferred Stock shall not be convertible pursuant to Sections 9(a), (b) or (c) in the aggregate into more than the Conversion Cap.

(10) No Fractional Shares. No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be delivered upon conversion, whether voluntary or mandatory, of the Preferred Stock. Instead, the Company will make a cash payment to each Holder that would otherwise be entitled to a fractional share based on the Closing Sale Price of the Common Stock on the relevant Conversion Date; provided, however, that the Company may round such fractional share up to the next highest whole number of shares in lieu of making such cash payment.

(11) Beneficial Ownership Limitation; Certain Other Transfer Restrictions.

(a) Notwithstanding anything herein to the contrary, the Company shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, in each case to the extent that, after giving effect to such conversion, such Holder would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of this Section 11(a), beneficial ownership of a Holder shall be calculated in accordance with Section 16(a) and (b) of the Exchange Act and the rules and regulations promulgated thereunder for purposes of determining whether such Holder is subject to the reporting and liability provisions of

Section 16(a) and 16(b) of the Exchange Act. For purposes of complying with this Section 11(a), the Company shall be entitled to conclusively rely on the information set forth in any Holder’s Notice of Conversion, and each Holder delivering a Notice of Conversion shall be deemed to represent to the Company that such Notice of Conversion does not violate the restrictions set forth in this paragraph, and the Company shall have no obligation to verify or confirm the accuracy of such representation. Upon the written or oral request of a Holder, the Company shall, within two Trading Days, confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. By written notice to the Company, a Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable solely to such Holder to any other percentage; provided that any such increase or decrease will not be effective until the sixty-fifth (65th) day after such notice is delivered to the Company. The express purpose of this Section 11 is to preclude any Holder’s ownership of any shares of Preferred Stock from causing such Holder to become subject to the reporting and liability provisions of Section 16(a) and 16(b) of the Exchange Act, including pursuant to Rule 16a-2 promulgated by the Commission, and this Section 11 shall be interpreted according to such express purpose. Solely for purposes of this Section 11(a), the term “Holder” shall include all persons whose beneficial ownership of the Common Stock is aggregated pursuant to Section 13(d)(3) of the Exchange Act or Rule 13d-5 thereunder.

(b) Notwithstanding anything contained herein to the contrary, no Preferred Stock may be owned by or transferred to any Holder or beneficial owner that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and any transfer made or effected in violation of this Section 11(b) shall be void ab initio.

(c) Notwithstanding anything contained herein to the contrary, prior to receipt of Shareholder Approval conversion of the Preferred Stock shall at all times be limited by the Conversion Cap.

(12) Transfer Agent and Registrar. The duly appointed transfer agent (the “Transfer Agent”) and Registrar (the “Registrar”) for the Preferred Stock shall be Continental Stock Transfer & Trust Company. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. For the avoidance of doubt, the Company shall notify the Registrar in writing upon the Company’s or any of its Affiliates’ purchases or sales of Preferred Stock.

(13) Certificates; Restrictions on Transfer.

(a) The Company shall, upon written request of a Holder, issue certificates in definitive form representing the shares of Preferred Stock held by such Holder. Every share of Preferred Stock that bears or is required under this Section 13(a) to bear the legend set forth in Section 13(b) (together with any Common Stock issued upon conversion of the Preferred Stock that is required to bear the legend set forth in Section 13(b), collectively “Restricted Securities”) shall be subject to the restrictions on transfer set forth in Section 11(b) and this Section 13(a) (including the legend set forth below), unless such restrictions on transfer shall be eliminated or otherwise waived by written consent of the Company, and the Holder of each such Restricted Security, by such Holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in this Section 13(a) and in Section 13(b), the term “transfer” encompasses any sale, pledge, transfer or other disposition whatsoever of any Restricted Security.

Until the later of (i) the date on which such shares of Preferred Stock may be transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company in writing with written notice thereof to the Transfer Agent), and (ii) such later date, if any, as may be required by applicable law (the “Resale Restriction Termination Date”), any certificate evidencing such Preferred Stock (and all securities issued in exchange therefor or substitution thereof, other than Common Stock, if any, issued upon conversion thereof, which shall bear the legend set forth in Section 13(b), if applicable) shall bear a legend in substantially the following form:

THIS SHARE OF PREFERRED STOCK AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SHARE OF PREFERRED STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SHARE OF PREFERRED STOCK NOR THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SHARE OF PREFERRED STOCK NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING:

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

1.	REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

2.	AGREES FOR THE BENEFIT OF BLUE BIRD CORPORATION (FORMERLY KNOWN AS HENNESSY CAPITAL ACQUISITION CORP.) (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR OR SUCH OTHER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AFTER THE LAST DATE OF INITIAL ISSUANCE HEREOF, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)	TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)	TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)	PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

3.	ACKNOWLEDGES THAT NO PREFERRED STOCK MAY BE OWNED BY OR TRANSFERRED TO ANY HOLDER OR BENEFICIAL OWNER THAT IS NOT A “UNITED STATES PERSON” WITHIN THE MEANING OF SECTION 7701(A)(30) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, AND ANY TRANSFER MADE OR EFFECTED IN VIOLATION OF THIS REQUIREMENT SHALL BE VOID AB INITIO.

No transfer of any Preferred Stock prior to the Resale Restriction Termination Date will be registered by the Registrar (and shall not be effective) unless the applicable box on the Form of Assignment and Transfer attached hereto as Exhibit B has been checked (it being understood that the checking of such box shall not substitute for satisfaction of any other applicable transfer restrictions).

Any share of Preferred Stock (or security issued in exchange or substitution therefor) as to which such restrictions on transfer shall have expired in accordance with their terms may, upon surrender of such Preferred Stock for exchange to the Registrar, be exchanged for a new share or shares of Preferred Stock, of like aggregate number of shares of Preferred Stock, which shall not bear the restrictive legend required by this Section 13(a) and shall not be assigned a restricted CUSIP number.

(b) Until the Resale Restriction Termination Date, any stock certificate representing Common Stock issued upon conversion of Preferred Stock shall bear a legend in substantially the following form (unless such Common Stock has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or such Common Stock has been issued upon conversion of shares of Preferred Stock that have been transferred pursuant to a registration statement that has become or been declared effective under the Securities

Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company with written notice thereof to the Transfer Agent):

THIS SHARE OF COMMON STOCK HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SHARE OF COMMON STOCK NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING:

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

1.	REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

2.	AGREES FOR THE BENEFIT OF BLUE BIRD CORPORATION (FORMERLY KNOWN AS HENNESSY CAPITAL ACQUISITION CORP.) (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR OR SUCH OTHER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AFTER THE LAST DATE OF INITIAL ISSUANCE OF THE PREFERRED STOCK FROM WHICH THIS SHARE OF COMMON STOCK WAS CONVERTED, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)	TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)	TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)	PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRANSFER AGENT RESERVE

THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Any such Common Stock as to which such restrictions on transfer shall have expired in accordance with their terms may, upon surrender of the certificates representing such shares of Common Stock for exchange in accordance with the procedures of the Transfer Agent, be exchanged for a new certificate or certificates for a like aggregate number of shares of Common Stock, which shall not bear the restrictive legend required by this Section 13(b). Until the Resale Restriction Termination Date, no transfer of any Common Stock issued upon conversion of Preferred Stock will be registered by the Registrar (and shall not be effective) unless the applicable box on the Form of Assignment and Transfer attached hereto as Exhibit B has been checked (it being understood that the checking of such box shall not substitute for satisfaction of any other applicable transfer restrictions).

(c) The Preferred Stock shall initially be issued with a restricted CUSIP number.

(14) Paying Agent and Conversion Agent.

(a) The Company shall maintain in the United States (i) an office or agency where Preferred Stock may be presented for payment (the “Paying Agent”) and (ii) an office or agency where, in accordance with the terms hereof, Preferred Stock may be presented for conversion (the “Conversion Agent”). The Transfer Agent may act as Paying Agent and Conversion Agent, unless another Paying Agent or Conversion Agent is appointed by the Company. The Company may appoint the Registrar, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine. The term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent. The Company may change any Paying Agent or Conversion Agent without prior notice to any Holder. The Company shall notify the Registrar of the name and address of any Paying Agent or Conversion Agent appointed by the Company. If the Company fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Registrar shall act as such or the Company or any of its Affiliates shall act as Paying Agent, Registrar or Conversion Agent.

(b) Payments due on the Preferred Stock shall be payable at the office or agency of the Company maintained for such purpose in The City of New York and at any other office or agency maintained by the Company for such purpose. Payments of cash shall be payable by United States dollar check drawn on, or wire transfer (provided, that appropriate wire instructions have been received by the Registrar at least 15 days prior to the applicable date of payment) to a U.S. dollar account maintained by the Holder with, a bank located in New York City; provided that at the option of the Company, payment of cash dividends may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Preferred Stock register.

(15) Other Provisions.

(a) With respect to any notice to a Holder of shares of Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b) Shares of Preferred Stock that have been issued and reacquired in any manner, including shares of Preferred Stock that are purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company; provided that any issuance of such shares as Preferred Stock must be in compliance with the terms hereof.

(c) The shares of Preferred Stock shall be issuable only in whole shares.

(d) If any applicable law requires the deduction or withholding of any tax from any payment or deemed dividend to a Holder on its Preferred Stock, the Company or an applicable withholding agent may withhold such tax on cash dividends, shares of Preferred Stock, Common Stock or sale proceeds paid, subsequently paid or credited with respect to such Holder or his successors and assigns.

(e) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice that initiates such notice period. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder.

(f) To the extent lawful to do so, the Company shall provide the Holders prior written notice of any cash dividend or distribution to be made to the holders of Common Stock, with such notice to be made no later than the notice thereof provided to all holders of Common Stock of the Company.

(g) Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.

(h) Holders of Preferred Stock shall not be entitled to any preemptive rights to acquire additional Common Stock.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of February 24, 2015.

BLUE BIRD CORPORATION (formerly known as Hennessy Capital Acquisition Corp.)

By:

	Name:	Daniel J. Hennessy
	Title:	Chief Executive Officer

SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS, PREFERENCES, RIGHTS

AND LIMITATIONS (7.625% SERIES A CUMULATIVE CONVERTIBLE

PREFERRED STOCK) – BLUE BIRD CORPORATION (FORMERLY KNOWN AS

HENNESSY CAPITAL ACQUISITION CORP.)

[Signature Page to Certificate of Designations]

EXHIBIT A

[FORM OF NOTICE OF CONVERSION]

(To be executed by the registered holder in order to convert the Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of 7.625% Series A Convertible Cumulative Preferred Stock (the “Preferred Stock”) of Blue Bird Corporation (the “Company”), represented by stock certificate

No(s).

(the “Preferred Stock Certificate(s)”), into shares of common stock (the “Common Stock”) of the Company according to the conditions of the Certificate of Designation, Preferences and Rights of the Preferred Stock (the “Certificate of Designation”). A copy of each Preferred Stock Certificate(s) are attached hereto (or evidence of loss, theft or destruction thereof).

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designation.

Number of shares of Preferred Stock to be converted:

Number of shares of Common Stock beneficially owned prior to Conversion (excluding shares issuable upon conversion of the

Preferred Stock):

Name or Names (with addresses) in which the certificate or certificate for any shares of Common Stock to be issued are to be registered[1]:

Signature:

Name of registered holder:

Fax No.:

Telephone No.:

[1]	The Company is not required to issue shares of Common Stock until you if required, furnish appropriate endorsements and transfer documents.

EXHIBIT B

[FORM OF ASSIGNMENT AND TRANSFER]

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Preferred Stock/Common Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Preferred Stock/Common Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

In connection with any transfer of the within share of Preferred Stock/Common Stock occurring prior to the Resale Restriction Termination Date, as defined in the Certificate of Designation, the undersigned confirms that such Preferred Stock/Common Stock is being transferred:

☐	To Blue Bird Corporation or a Subsidiary thereof; or

☐	Pursuant to a registration statement that has become or been declared effective under the Securities Act of 1933, as amended; or

☐	Pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended; or

☐	Pursuant to and in compliance with Rule 144 under the Securities Act of 1933, as amended, or any other available exemption from the registration requirements of the Securities Act of 1933, as amended.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Preferred Stock/Common Stock)

2

Signature Guarantee:	[2]

[2]	Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

3

ANNEX A

FUNDAMENTAL CHANGE ADDITIONAL SHARES

See attached.

4

Fundamental Change Additional Shares - Updated

Common Shares Delivered for Each Preferred Share ($100 Face Value)

	Acquisition Price Per Share
Date	$10.00	$11.00	$11.59	$12.50	$15.00	$17.50	$20.00	$25.00	$30.00	$40.00	$50.00	$60.00

February 24, 2016	1.489	1.174	1.051	0.950	0.723	0.587	0.494	0.370	0.285	0.187	0.126	0.073
February 24, 2017	1.489	0.986	0.844	0.726	0.473	0.352	0.291	0.220	0.175	0.118	0.083	0.061
February 24, 2018	1.489	0.897	0.756	0.630	0.290	0.000	0.000	0.000	0.000	0.000	0.000	0.000
February 24, 2019	1.489	0.758	0.629	0.523	0.257	0.000	0.000	0.000	0.000	0.000	0.000	0.000
February 24, 2020	1.489	0.664	0.498	0.354	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
February 24, 2021	1.489	0.627	0.463	0.330	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
February 24, 2022	1.489	0.580	0.231	0.009	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

*	The Acquisition Price Per Share (that is, the column headers) will be adjusted as of any date on which the Conversion Rate is adjusted. The adjusted Acquisition Price Per Share will equal the Acquisition Price Per Share applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment and the denominator of which is the Conversion Rate as so adjusted. As used in this Fundamental Change Additional Shares table, Acquisition Price Per Share shall be determined in the same manner as the Holder Stock Price (as defined in Section 5(b) of the Certificate of Designations).
**	If the stock price is between two stock prices in the table, the number of Fundamental Change Additional Shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices, as applicable.
***	If the stock price is greater than $60.00 per share (subject to adjustment in the same manner as the Acquisition Price Per Share set forth in the column headings of the table above), no Fundamental Change Additional Shares will be added to the Conversion Rate.
****	If the stock price is less than $10.00 per share (subject to adjustment in the same manner as the Acquisition Price Per Share set forth in the column headings of the table above), no Fundamental Change Additional Shares will be added to the Conversion Rate.
*****	The values set forth in this Fundamental Change Additional Shares table beside the applicable date will be adjusted as of any date on which the Conversion Rate is adjusted in the same manner as set forth in Section 8(d) of the Certificate of Designations.